                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                            -------------------

                                SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                               -------------
                            (Amendment No. ___)

[_]  Filed by the Registrant
[x]  Filed by a Party other than the Registrant

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[x]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        TESORO PETROLEUM CORPORATION
---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

             The Stockholders' Committee for New Management of
                        Tesoro Petroleum Corporation
---------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE  (Check the appropriate box):
[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
     6(i)(2) or Item 22(a)(2) of Schedule 14A.
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

[x]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: $
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                         THE STOCKHOLDERS' COMMITTEE FOR
                 NEW MANAGEMENT OF TESORO PETROLEUM CORPORATION


                                  PRESS RELEASE


                              FOR IMMEDIATE RELEASE
                              ---------------------

     Contact:  Whelan Management Corp. (203) 435-5020


                  STOCKHOLDERS' COMMITTEE FOR NEW MANAGEMENT OF
                    TESORO PETROLEUM CORPORATION RESPONDS TO
                     BOARD'S REVOCATION OF CONSENT MATERIALS

               Lakeville, Connecticut, March 7, 1996 ... The Stockholders' Committee for New Management of Tesoro Petroleum Corporation (the "Committee") today responded to the consent revocation materials (the "Board's Materials") distributed by the Board of Directors of Tesoro Petroleum Corporation ("Tesoro"). The Committee stated that the current Board just does not get it. It's not about promises for the
                        ---------------
     future or anticipated results; it's about the price of Tesoro's Common Stock, the most important measure of stockholder value.

                  WHAT HAS HAPPENED TO THE VALUE OF OUR STOCK?
                  --------------------------------------------
               The Committee stated that the Board's Materials failed to address the question of singular importance to all Tesoro stockholders: Why, under the stewardship of the current Board of Directors, has the price of Tesoro's Common Stock fallen over 30% from its high of $12-3/8 per share on March 14, 1994, to $8-1/2 per share, yesterday's closing price. This is the question that stockholders want answered. All Tesoro stockholders should demand an explanation of why this happened during the current Board's watch.

                        BOARD GAMES:  DIRECTOR ENRICHMENT
                        ---------------------------------
               The Committee believes that the directors dramatically have increased their compensation. First, in December of 1994, the Board adopted retirement benefits for non-management directors; the Board's Materials disclose that four such directors in office in 1994 have taken or shortly will take advantage of these benefits. Second, when Michael Burke recently left his chief executive position at Tesoro and stepped down from the Board of Directors, Tesoro put together a severance package worth in total approximately $4.25 million, including payments to a company solely owned by Mr. Burke pursuant to a long-term "consulting" agreement and the immediate vesting of restricted stock and stock options which were immediately sold and/or exercised and sold by Mr. Burke. Thus, over the past two years, certain of the directors have benefitted, while stockholder value has suffered.

                       THE REFINING AND MARKETING BUSINESS
                       -----------------------------------
               The Board's Materials attack the Committee's platform regarding the divestiture of Tesoro's refining and marketing business (the "Refining Business"). But, what is their game plan? On the one
                                              -----
     hand, we know that the Board has authorized over $50 million in capital expenditures for the Refining Business over the past four years; meanwhile, they tell us that "a sale at current market prices would almost certainly not cover the refinery's $90 million in debt" that they put on it. Is that any way to run a company?

               It is not the Committee's intent that the Refining Business be sold at "a fire-sale price," as stated in the Board's Materials. The Committee's program to enhance stockholder value includes the development of a plan for the disposition of the Refining Business at the appropriate time to take advantage of the refining industry's cyclical turnaround anticipated by analysts and industry experts.

            THE TIME FOR CHANGE IS NOW, AND IT MUST BEGIN AT THE TOP
            --------------------------------------------------------
               This is a critical time for Tesoro. The time for change is NOW, and it must begin at the top! In the opinion of the Committee, the current Board is the problem, not the solution. The Committee recommends that Tesoro's stockholders act now by supporting the Committee in its effort to install a Board that will work diligently to create value for the owners of Tesoro -- its stockholders. The
                                                                    ---
     Committee Nominees are committed to maximizing stockholder value.
     -----------------------------------------------------------------

     ======================================================================

       The Committee's Consent Solicitation
       ------------------------------------
                 The Committee is conducting a consent solicitation to remove all seven of the present members of the Board of Directors of Tesoro and to elect George F. Baker, Gale L. Galloway, Alan J. Kaufman, M.D., James H. Stone and Douglas B. Thompson as directors of Tesoro.

       Executing a White Consent Card
       ------------------------------
            The Committee urges stockholders to consent to the removal of the Board and the election of the Committee Nominees by marking, signing, dating and returning promptly the WHITE Consent Cards distributed with its Consent Solicitation Statement.

            If stockholders have any questions about completing or signing the WHITE Consent Card or require assistance, including assistance in assuring that shares held by brokers or other nominees are voted, stockholders are requested to call Morrow & Co., Inc. at (800) 634-4458.






















     NYFS07...:\56\73756\0003\2401\PRS3066W.55B